______________________________________________________________________________

PURCHASE AND SALE AGREEMENT

dated as of

July 26, 2012

by and between

White Horse Energy, LLC,

as Seller

and

Blue Earth, Inc.,

as Buyer

______________________________________________________________________________

Page

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1
1.1	Defined Terms	1
1.2	Interpretation	9
ARTICLE 2	PURCHASE PRICE; REPLACEMENT OF CREDIT SUPPORT; BUYER PARENT GUARANTY	9
2.1	Purchase Price	9
ARTICLE 3	CLOSING; CONDITIONS PRECEDENT; SELLER DISCLOSURE SCHEDULES	10
3.1	Closing	10
3.1.1	Time and Place of the Closing	10
3.1.2	Actions at the Closing	10
3.1.3	Conditions Precedent to Obligations of Buyer at the Closing	11
3.1.4	Conditions Precedent to Obligations of Seller at Closing	12
3.2	Disclosure Schedules	13
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	13
4.1	General Representations and Warranties Regarding Seller	13
4.1.1	Organization	13
4.1.2	Authority and Power	13
4.1.3	Valid and Binding Obligations	13
4.1.4	Approvals and Consents	13
4.1.5	No Violations	14
4.1.6	No Litigation	14
4.1.7	Equity Interests	14
4.1.8	Brokers	14
4.1.9	Full Disclosure	15
4.2	Representations and Warranties Regarding Project Company and the Project	15
4.2.1	Organization of Project Company	15
4.2.2	Valid and Binding Obligations	15
4.2.3	No Violations	16
4.2.4	Contracts	16
4.2.5	Compliance with Laws	16
4.2.6	Permits and Other Governmental Approvals	16
4.2.7	Litigation	17
4.2.8	Financial Statements; No Undisclosed Liabilities; Indebtedness; Absence of Changes	17
4.2.9	Tax Matters	18
4.2.10	Environmental Matters	19
4.2.11	Employees	19
4.2.12	Employee Benefit Plans	19
4.2.13	Subsidiaries and Joint Ventures	20
4.2.14	Insurance	20
4.2.15	Affiliate Transactions	20
4.2.16	Project Development	20

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(continued)

Page

4.2.17	Intellectual Property	21
4.2.18	Real Estate Contracts; Project Assets	21
4.2.19	Bank Accounts, Directors and Officers	23
4.2.20	Foreign Corrupt Practices Act	23
4.2.21	Books and Records	23
4.2.22	Utilities	23
4.2.23	Regulatory Status	23
ARTICLE 5	REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER	24
5.1	Representations and Warranties of Buyer	24
5.1.1	Organization	24
5.1.2	Authority and Power	24
5.1.3	Valid and Binding Obligations	24
5.1.4	Approvals and Consents	24
5.1.5	No Violations	24
5.1.6	No Litigation	24
5.1.7	Securities Law Matters	25
ARTICLE 6	COVENANTS	25
6.1	Covenants of the Parties	25
6.1.1	Consummation of Transaction and Obtaining Approvals	25
6.2	Covenants of Seller	26
6.2.1	Pre-Closing Period Actions	26
6.2.2	Notification of Litigation	27
6.2.3	Books and Records	28
6.2.4	Pre-Closing Access to Information; Confidentiality; Observers	28
6.2.5	Intercompany Obligations	28
6.2.6	Development Activities	28
6.2.7	Information Rights	29
6.2.8	No Negotiations	29
6.2.9	Tax Treatment	29
6.2.10	Liens; Indebtedness	29
6.2.11	Advice of Changes	29
6.2.12	Meetings	29
6.3	Tax Matters	30
6.3.1	Tax Returns	30
6.3.2	Tax Proceedings	31
6.3.3	Cooperation	31
6.3.4	Refund	31
6.3.5	Tax Indemnity	32
6.3.6	Transfer Taxes	32
6.3.7	Tax Treatment of Sale	32
6.3.8	Treatment of Payments	33
6.4	Further Assurances	33

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(continued)

Page

ARTICLE 7	INDEMNIFICATION AND REMEDIES	33
7.1	General	33
7.2	Limitations on Indemnification	33
7.2.1	Timing of Claim	34
7.2.2	Payment of Claims; Set-Off	34
7.2.3	Tipping Basket	34
7.2.4	Overall Limitation on Liability of Parties	34
7.2.5	Exclusive Remedy	34
7.2.6	Specific Performance	34
7.2.7	Certain Matters Affecting Indemnification	34
7.2.8	Risk Allocation	34
7.3	Procedure for Indemnification With Respect to Third-Party Claims	35
7.3.1	Notice of Claim	35
7.3.2	Conduct of Third Party Claim	36
7.3.3	Payment of Third-Party Claims	36
7.3.4	Access to Information	36
7.3.5	Subrogation	37
7.3.6	Non-Recourse	37
7.3.7	Treatment of Indemnification	37
ARTICLE 8	TERMINATION	37
8.1	Termination of Agreement	37
8.2	Effect of Termination	38
ARTICLE 9	MISCELLANEOUS	38
9.1	Notices	38
9.2	Entire Agreement; Amendments	39
9.3	Successors and Assigns	39
9.4	Project Financing	40
9.5	Currency Matters	40
9.6	Governing Law	40
9.7	Consent to Jurisdiction; Waiver of Jury Trial	40
9.8	Expenses	40
9.9	Confidential Information	41
9.10	Public Statements	41
9.11	Joint Effort	41
9.12	Captions	41
9.13	Severability	41
9.14	Counterparts	41
9.15	Third Parties	41
9.16	No Waiver	41
9.17	Delivery by Facsimile or PDF	41

-iii-

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Nonforeign Certificate
Exhibit C	Form of General Release
Exhibit D	Power Purchase Agreement
Exhibit E	Data Room Document Schedule
Exhibit F	Amended and Restated Lease Agreement
Exhibit G	Escrow Agreement

SCHEDULES

Seller Disclosure Schedules

Schedule 3.1.3.4	Receipt of Material Contracts
Schedule 4.1.4	Approvals and Consents
Schedule 4.1.7.2	Equity Interests
Schedule 4.2.4	Material Contracts
Schedule 4.2.7	Litigation
Schedule 4.2.8.1	Financial Statements
Schedule 4.2.8.2	Liabilities
Schedule 4.2.8.3	Indebtedness
Schedule 4.2.8.4	Changes
Schedule 4.2.10	Environmental Matters
Schedule 4.2.14	Insurance Policies
Schedule 4.2.15	Affiliate Transactions
Schedule 4.2.16	Project Development
Schedule 4.2.17	Intellectual Property
Schedule 4.2.18	Real Estate Contracts; Project Assets
Schedule 4.2.19	Bank Accounts; Directors and Officers
Schedule 4.2.21	Books and Records
Schedule 6.4.7	Allocation Schedule

Buyer Disclosure Schedules

Schedule 5.1.4	Buyer Approvals and Consents

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 26, 2012 (the “Agreement Date”), is entered into by and betweenBlue Earth, Inc., a Nevada corporation(“Buyer”), and White Horse Energy, a Utah limited liability company (“Seller”) (Seller and Buyer being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

A.

Seller owns 100% of the equity interests in  Waianae PV-02, LLC, a Hawaii limited liability company (“Project Company”), which is developing an approximately 400 kW(AC) solar electric generating facility located in Waianae, Hawaii (the “Project”).

B.

Subject to the terms and conditions hereof, Seller desires to sell the equity interests of Project Company to Buyer, and Buyer wishes to purchase such equity interests from Seller.

In consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1

Defined Terms.  Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:

“Action” means any litigation, cause of action, claim, breach of contract, violation of duty or violation of Law, arbitration, audit, hearing, suit, investigation or proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or any other Person.

“Acquisition Proposal” means any proposal for a merger, consolidation or other business combination involving Project Company or the Project or any proposal or offer to acquire in any manner any of the voting power in, or, other than in the ordinary course, any of the assets of Project Company or the Project.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits, Schedules and other attachments hereto, as amended, restated or otherwise modified from time to time.

“Agreement Date” has the meaning given in the preamble to this Agreement.

“Agreement Time” means the time on the Agreement Date at which all the Parties have executed and delivered this Agreement.

“Allocation Schedule” has the meaning given in Section 6.4.7.

“Apportioned Obligations” has the meaning given to it in Section 6.3.1.3.

“Assignment Agreement” means an agreement substantially in the form attached hereto as Exhibit A, which provides for the assignment at Closing of the Equity Interests by Seller to Buyer.

“Benefit Plan” means any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or other pension, bonus, profit sharing, stock option or other agreement or arrangement providing for employee remuneration or benefits, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA, which plan is in existence at the Closing Date or at any time within the five (5) year period prior thereto to which Seller or an ERISA Affiliate contributes or has contributed on behalf of any employee, former employee, executive, manager, officer or director (or any beneficiary thereof) within the five (5) year period preceding the Closing Date, in each case, pursuant to which Project Company has or could have any current or future Liability.

“Books and Records” means all files, documents, instruments, papers, books and records material to the ownership, business or condition of Project Company and of Seller or any of their respective Affiliates to the extent relating to Project Company or the Project, including, where applicable, minute books, membership interest certificates and books and membership interest transfer ledgers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, CA are required or authorized by Law to close.

“Buyer” has the meaning given in the preamble to this Agreement.

“Buyer Disclosure Schedules” means the schedules to Buyer’s representations and warranties provided pursuant to Article 5.

“Buyer Transaction Documents” has the meaning given in Section 5.1.2.

“Buyer’s Counsel” has the meaning set forth in Section 3.1.1.

“Buyer’s Knowledge” means the actual knowledge of the officers and directors of the Buyer.

“Charter Documents” means, with respect to any Person, all organizational documents and all limited liability company agreements, partnership agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.

“Closing” has the meaning given in Section 3.1.

“Closing Actions” has the meaning given in Section 3.1.2.

“Closing Date” has the meaning given in Section 3.1.

“Closing Date Payment” has the meaning given in Section 2.1.1.2.

“COD Payment” has the meaning given in Section 2.1.1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Operations Date” means the date at which construction on the Project is completed and the Project operates at nameplate capacity and power is sold under the PPA.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Project Company or any predecessor of or successor to Project Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Project Company or any predecessor of or successor to Project Company (or another such predecessor or successor). No given in Section 9.9.

“Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied).

“Contingent Payment” has the meaning given in Section 2.1.1.4.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, its capacity as sole or managing member, its capacity as general partner, by contract or otherwise.  The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.

“Data Room” means all documents and materials posted to, and not removed from, the smartsheet.com website in the folder named “www.smartsheet.com/Roland” and listed on Exhibit E, DATA ROOM Document Schedule.

“Deposit” has the meaning given in Section 2.1.1.1.

“Enforceability Exceptions” has the meaning given in Section 4.1.3.

“Environmental Claim” means any and all Actions relating to the Project or Project Company based upon, alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law or (b) Liability under any Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the environment, of any Hazardous Material.

“Environmental Law” means any Law relating to (a) the protection of the air, water, land, wildlife (including endangered species), the preservation of cultural resources or natural resources or (b) the generation, use, handling, treatment, storage, disposal or transportation of Hazardous Materials.

“Equity Interests” means the equity interests (including all of the limited liability company interests and rights as a member under the Hawaii UNIFORM LIMITED LIABILITY COMPANY ACTor otherwise) in Project Company that are to be sold to Buyer at Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to Seller or Project Company, any member of a controlled group of corporations or group of trades or businesses under common control with Seller or Project Company (within the meaning of Section 414(b), (c) and (m) of the Code).

“Expense Payment” has the meaning given in Section 2.1.1.3.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning given to it in Section 4.2.8.1.

“FPA” means the Federal Power Act, as amended.

“Fundamental Representations” means those representations and warranties made in Sections 4.1.1 (Organization), 4.1.2 (Authority and Power), 4.1.3 (Valid and Binding Obligations), 4.1.7 (Equity Interests), 4.1.8 (Brokers), 4.2.1 (Organization of Project Company), 4.2.8.3 (Indebtedness, etc.), 4.2.9 (Tax Matters), 4.2.10 (Environmental Matters), 4.2.18.2 (Title to Assets), 5.1.1 (Organization), 5.1.2 (Authority and Power) and 5.1.3 (Valid and Binding Obligations).

“General Release” has the meaning given to it in Section 3.1.3.9.

“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration by or with any Governmental Authority.

“Governmental Authority” means any federal, national, regional, state, municipal or local government authority, tribunal, court, agency, authority, body, board or instrumentality, or any regulatory, administrative or other department, bureau or agency, or any political or other subdivision, department or branch of the foregoing, including any independent system operator or electric reliability organization.

“Hazardous Materials” means any substance, waste, contaminant or material that is listed, defined, designated, classified or regulated as hazardous, dangerous, radioactive, corrosive, flammable, or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law.

“Indebtedness” means (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt security, (c) any indebtedness for the deferred purchase price of property or services, (d) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect Project Company against fluctuations in interest rates or other currency fluctuations, (e) all liabilities with respect to any commitment by which Project Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit) and all other liabilities guaranteed in any manner by Project Company, (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) any indebtedness secured by a Lien on any property or assets of Project Company and/or any off-balance sheet financings, (h) to the extent due and payable, all accrued interest, prepayment premiums, penalties, expenses or other amounts related to any of the foregoing, and (i) all liabilities with respect to the obligations of other Persons of the types described in clauses (a) - (h) above guaranteed in any manner by Project Company.

“Indebtedness Document” means any note purchase agreement, loan agreement, financing agreement, promissory note, deed of trust, security agreement, collateral agency agreement, account control agreement, equity contribution agreement and any other document evidencing or securing any Indebtedness.

“Indemnified Group” has the meaning given in Section 7.1.

“Indemnified Party” has the meaning given in Section 7.1.

“Indemnity Payment Date” has the meaning given to it in Section 7.2.2.

“Indemnitor” has the meaning given in Section 7.1.

“Insurance Policies” has the meaning given to it in Section 4.2.14.

“Intellectual Property” means all intellectual property, including all of the following: (a) patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with the goodwill associated with the foregoing and registrations and applications for registration thereof; (c) works of authorship (whether or not copyrightable and whether or not published) including all product manuals, marketing brochures, training materials and web site content, and all copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding Benefit Plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information; and (g) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, protocol, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Authority, and includes all applicable Governmental Approvals.

“Leased Real Property” means any leases or subleases of real property or interests in real property used by the Project Companyfor the Project under which the Project Company is a party.

“Lenders” has the meaning given in Section 9.3.

“Liability” means any liability, debt or obligation whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or due or to become due.

“Lien” means any mortgage, pledge, bailment (in the nature of a pledge or for purposes of security), deed of trust, the grant of power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), lien, charge, claim, option, equitable interest, security interest, third party right, assignment, hypothecation, restriction on voting, sale, transfer or disposition, assessments, easements, variances, encroachments, power of sale, encumbrance, exclusive license, other agreement or arrangement (whether voluntary or involuntary, choate or inchoate or imposed by Law) that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement) or any arrangement or obligation to create the foregoing.

“Loss” means the amount of any loss, cost, expense, damage or Liability, including interest, fines, penalties, reasonable legal and accounting fees and expenses (excluding any costs or expenses of internal counsel and accountants) and court costs, including any of the foregoing arising from any Action, but excluding (a) special or punitive damages, (b) loss of opportunity damages and (c) other indirect and consequential damages to the extent not reasonably foreseeable, in each case, unless such damages are awarded to a Person in an indemnifiable Third Party Claim in accordance with Section 7.3.

“Made Available” means posted to, and not removed from, the Data Room, as of the Agreement Date (a compact disc of materials Made Available shall be provided to Buyer within five (5) Business Days of the Agreement Date, and an additional compact disc with all updating materials shall be provided to Buyer on the Closing Date) or posted thereafter in accordance with Section 3.2.

“Material Adverse Effect” means any condition, circumstance, event or change that has had or is reasonably likely to have a material adverse effect on the business, results of operation, assets, properties, projected operations, financial assumptions or condition (financial or otherwise) of Project Company or the Project excluding, without limitation: (a) any event or condition resulting from or relating to changes or developments in Laws, the economy, financial markets or commodity markets; (b) any event or condition generally applicable to the solar power generation industry, whether international, national, regional or local; (c) any order or act of a Governmental Authority affecting providers or users of generation, transmission or distribution of electricity generally, that imposes restrictions, regulations or other requirements thereon; or (d) changes in general regulatory or political conditions, including any acts of war or terrorist activities; except in the case of clauses (a) through (d) above, to the extent the adverse effect the Project or Project Company is disproportionate to the adverse effect on the industry as a whole.

“Material Contract” means, in each case, any Contract to which Project Company is a party, or by the terms of which Project Company is bound, that is (a) any Contract as to which the expected annual cost of performing such contract in the ordinary course by Project Company, or the annual revenue in any year exceeds One Thousand Dollars ($1,000) or in the aggregate exceeds Two Thousand Dollars ($2,000); (b) any Contract between Project Company and Seller or any Affiliate of Project Company; (c) any teaming or similar agreement in connection with the development of the Project; (d) any interconnection or transmission-related agreements or applications for interconnection or transmission of or from the Project; (e) any power purchase or sale agreement; (f) any agreements with any engineering, construction, design and/or procurement contractor, solar panel manufacturer or other material equipment supplier, utility, contractor or other third party; (g) any Indebtedness Document or other Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or guarantying any obligation (other than endorsements made for collection) or otherwise related to any Indebtedness; (h) any exclusivity agreement or other Contract which prohibits it from freely engaging in business anywhere in the world, including any exclusivity agreement with any EPC contractor, solar panel manufacturer or other supplier or utility, contractor; (i) any Contract respecting any partnership, joint venture, strategic alliance or other similar Contract or arrangement; (j) all employment, severance or change in control Contracts binding upon Project Company; (k) any Contract relating to the purchase, sale, ownership, leasing, subleasing, transfer, use of real property or any similar Contract; (l) provides for non monetary obligations on the part of Project Company, the non-performance of which obligations would reasonably be expected to have a Material Adverse Effect; (m) relates to the acquisition or sale by Project Company of any business or Person or Contract with respect to the lending of funds; (n) is a conciliation, settlement, or similar agreement with any Governmental Authority; (o) has or would reasonably be expected to have the effect of prohibiting the development, ownership or operation of the Project as currently proposed to be developed, owned or operated by Project Company (including covenants not to compete); (p) grants any power of attorney; (q) to the extent not included in any of the foregoing, any operation and maintenance agreement or module or inverter supply agreement and related warranty terms or agreement relating to such Project; (r) any Contracts related to the sale of the Project or Project Company other than the Transaction Documents; (s) any Contracts relating to the Equity Interests; and (t) each amendment, supplement and modification (whether oral or written) of any of the foregoing.

“Observers” has the meaning given in Section 6.2.4.2.

“Other Signatory” has the meaning given in Section 4.2.4.

“Outside Date” has the meaning given in Section 8.1(d).

“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“Pay-Off Letter” has the meaning given in Section 3.1.3.10.

“Party” or “Parties” has the meaning given in the preamble to this Agreement.

“Permits” means all consents, permits, license, orders, registrations, certificates, approvals or other similar rights, authorizations or directives from any Governmental Authority.

“Permitted Encumbrances” means (a) those restrictions on transfer imposed by applicable securities Laws; (b) restrictions imposed on transfers set forth in the Charter Documents of Project Company and (c) any Liens created by or through Buyer.

“Permitted Lien” means any of the following Liens: (a) any Lien for Taxes not yet due or delinquent; (b) any Lien arising in the ordinary course of business by operation of applicable Law with respect to a Liability that is not yet due or delinquent; (c) imperfections or irregularities of title and other Liens that do not materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (d) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any property that do not, in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies with respect to a Liability that is not yet due or delinquent; and (f) any Liens created by or through Buyer.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“Power Purchase Agreement” means that certain Schedule FIT Tier 1 and Tier 2 Agreement, by and between Waianae PV No. 2, LLC and Hawaii Electric Company, dated January 30, 2012, attached hereto as Exhibit D.

“Pre-Closing Period” means the period commencing with the Agreement Time and ending upon the consummation of the Closing.

“Pre-Closing Taxable Period” has the meaning given in Section 6.3.1.1.

“Project” has the meaning given to it in the recitals.

“Project Company” has the meaning given to it in the recitals.

“Project Company Transaction Documents” has the meaning given in Section 4.2.2.

“Project Site” means 86-119 Kuwale Road, Waianae, Hawaii, 96792 TMK: (1) 8-6-009-007.

 “PUHCA” has the meaning given to it in Section 4.2.5.

“Purchase Price” has the meaning given to it in Section 2.1.

“Real Estate Contract” means, as to any Project Entity, any written deed, option, purchase and sale, lease, sublease, easement, subeasement, license, access and right of way agreement relating to the real property owned, leased or for which Project Company has an option and comprising the Project site.

“Representatives” means each Party’s respective officers, directors, employees, representatives, agents, attorneys or advisors.

“Securities Act” means the Securities Act of 1933.

“Seller Account” means the bank account(s) designated by Seller by written notice, containing all necessary wire transfer information, to Buyer not less than two (2) Business Days prior to the Closing.

“Seller Disclosure Schedules” means the schedules to Seller’s representations and warranties provided pursuant to Article 4.

“Seller Transaction Documents” has the meaning given in Section 4.1.2.

“Seller’s Knowledge” means, with respect to Seller, (a) the actual or constructive knowledge of the officers and directors of the Project Company and the Seller and after reasonable inquiry, which shall be limited to (i) reasonable investigation of the documents in the possession of Seller or any of its Affiliates, including all documents in the Data Room, and (b) actual receipt and/or possession of information by the officers and directors of the Project Company and the Sellerand Affiliates that clearly conveys or should reasonably be expected so to convey, the specific matter in respect which knowledge is pertinent, and any reasonable investigation of relevant facts or circumstances described therein.

“Service Provider” means any Person that provides, or has provided, services to Project Company, including each of the members, managers, officers and independent contractors of Project Company.

“Straddle Taxable Period” has the meaning given in Section 6.3.1.2.

“Subsidiary” shall mean, with respect to a specified Person, any other Person Controlled by the specified Person.

“Tax” or “Taxes” means all taxes, including all charges, fees, duties, imposts, levies or other assessments in the nature of taxes, now or hereafter imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for administration of Taxes under the Laws of any jurisdiction.

“Tipping Basket” has the meaning given in Section 7.2.3.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreement, the General Releases, all certificates delivered pursuant to this Agreement, and all other agreements or instruments between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the other transactions contemplated hereby.

“Transfer Taxes” has the meaning given in Section 6.3.6.

1.2

Interpretation.  Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the recitals hereto):

(a)

Reference to a given Article, Section, Subsection, clause, Exhibit, or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit, or Schedule of this Agreement, unless otherwise specified.

(b)

The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.

(c)

Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated (including by means of any change order, waiver or other modification) through the date as of which such reference is made, and, as to any Law, any successor Law.

(d)

Reference to a Person includes its predecessors, successors and permitted assigns.

(e)

The singular includes the plural and the masculine includes the feminine, and vice versa.

(f)

“Includes” or “including” means “including, for example and without limitation.”

(g)

References to “days” means calendar days.

(h)

Disclosure of any item on any Schedule to this Agreement will not constitute disclosure of such item on any other Schedule to this Agreement, whether or not the existence of the item or its contents should be or is relevant to any other Schedule to this Agreement, unless an explicit cross-reference thereto appears in such other Schedule or the disclosure of such item is made in such a way to make its relevance to such other Schedule to this Agreement reasonably apparent on its face.

ARTICLE 2

PURCHASE PRICE; REPLACEMENT OF CREDIT SUPPORT; BUYER PARENT GUARANTY

2.1

Purchase Price.  The aggregate consideration that Buyer shall pay to Seller for the Equity Interests (as adjusted, the “Purchase Price”) shall consist of:(i) the Deposit, (ii) the Closing Date Payment, (iii) the Expense Payment, (iv) the COD Payment, and (v) the Contingent Payment (all defined below).  The Purchase Price shall be paid in accordance with this section.

2.1.1

Payment of Purchase Price.  The Purchase Price shall be delivered to Seller by wire transfer to an account as instructed by Selleras follows:

2.1.1.1

$10,000 in cash that has already been paid to Seller (the “Deposit”) and will be credited toward the Cash Payment;

2.1.1.2

$134,350 shall be payable in accordance with the schedule shown in section 2 of the Escrow Agreement attached as Exhibit G (the “Closing Date Payment”). This amount includes $20,100 in hard cost reimbursement (“Expense Payment”).

2.1.1.3

$124,250 shall be payable on the Commencement of Operations Date (the “COD Payment”).

2.1.1.4

Up to $35,000 (the “Contingent Payment”)shall be payable on the Commencement of Operations Date under the following terms.  If the total costs and expenditures related to the Project, including but not limited to costs paid to the EPC costs, general contractor costs, service providers, equipment, pre-closing hard costs reimbursed, plus interconnection costs (est. $48,000) and any developer fees (collectively “Total Project Cost”) equals less than $1,850,000 per 500 kW(dc) capacity of the Project on the Commencement of Operations Date (“Maximum Project Cost”), then the difference, up to and not to exceed $35,000, shall be payable to Seller as a Contingent Payment. To further clarify, Buyer will pay Seller the amount by which Total Project Cost is less than the Maximum Project Cost, up to $35,000.

ARTICLE 3

CLOSING; CONDITIONS PRECEDENT; SELLER DISCLOSURE SCHEDULES

3.1

Closing.

3.1.1

Time and Place of the Closing.  Subject to the terms and conditions hereof, including Article 8 (relating to termination), the closing of the transactions contemplated by Article 2(the “Closing”) shall take place at 1725 Oakcrest Dr., Orem, UT 84097 after the satisfaction or waiver of the closing conditions set forth in this Section 3.1 (other than conditions that can only be satisfied at the Closing), or at such other place and on such other date as the Parties mutually agree (the actual date of a Closing is referred to herein as a “Closing Date”).

3.1.2

Actions at the Closing.  At the Closing, the Parties (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

3.1.2.1

Transfer of Equity Interests.  Against receipt of the Closing Purchase Price, Seller shall (a) execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, the Assignment Agreement, and (b) cause Buyer to be admitted as the managing member of Project Company with the rights and obligations associated with the Equity Interests in Project Company.

3.1.2.2

Closing Date Payment. Buyer shall pay the Closing Date Payment required pursuant to Section 2.1.1.2.

3.1.2.3

Nonforeign Certificates.  Seller shall furnish Buyer with a certificate, substantially in the form of Exhibit B hereto, that satisfies the requirements of Section 1445(b)(2) of the Code.

3.1.2.4

Additional Actions.  The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be reasonably requested by either Party as necessary or appropriate to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.

3.1.3

Conditions Precedent to Obligations of Buyer at the Closing.  The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:

3.1.3.1

Performance of Closing Actions.  Seller shall have tendered performance of its respective Closing Actions.

3.1.3.2

Representations and Warranties.  The representations and warranties set forth in Article 4 shall be true and correct in all material respects as of the Agreement Date and the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

3.1.3.3

Covenants.  Seller shall have performed and complied in all material respects with all covenants and other obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

3.1.3.4

Receipt of Material Contracts.  Except as set forth on Schedule 3.1.3.4, Buyer shall have received copies of each Material Contract of Project Company, and amendments or change orders thereto, each of which is in full force and effect and no defaults exist thereunder.

3.1.3.5

Governmental Approvals and Consents.  All Governmental Approvals and third-party consents specifically identified on Schedule 4.1.4 to the transactions contemplated hereby shall have been obtained and be in full force and effect.

3.1.3.6

No Proceeding or Litigation.  No Action that questions or challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents shall have been instituted or threatened by any Governmental Authority or other Person.

3.1.3.7

Material Adverse Effect.  There shall have occurred no Material Adverse Effect.

3.1.3.8

Officer’s Certificates.  Buyer shall have received (a) a certificate from Seller, dated the Closing Date and signed by a duly authorized representative of Seller, pursuant to which such representative certifies (i) as to the matters set forth in Sections 3.1.3.2 and 3.1.3.3 and (ii) that the conditions described in this Section 3.1.3 have been satisfied and (b) a certificate from Seller, dated as of the Closing Date and signed by a duly authorized representative of Seller, certifying as to Seller’s good standing, Charter Documents (excluding schedules thereto), incumbent managers or officers, and authority to execute and enter into this Agreement and any other Seller Transaction

Document, and as to the good standing, Charter Documents and incumbent managers or officers of Project Company.

3.1.3.9

General Releases.  Buyer shall have received a general release (the “General Release”) from (i) Seller, (ii) each of the officers and directors of the Project Company, and (iii) SolRey Systems,LLC, releasing Project Company from all known or unknown claims that Seller may have against Project Company relating to acts or omissions of Project Company occurring prior to the Closing and waiving any right to make any claim or seek any recourse against Project Company, in the form attached hereto as Exhibit C.

3.1.3.10

Repayment of all Indebtedness. The Project Company has no Indebtedness to any third party.

3.1.3.11

Assignment of Project Assets.  To the extent that any assets related to the Project are held by Seller and not Project Company (including, without limitation, all contract rights, studies and reports), Seller shall have assigned, or caused the assignment, of all such Project assets to Project Company, including executing assignment agreements in form and substance satisfactory to Buyer, and obtained any necessary consents and reliance letters in connection therewith.

3.1.3.12

Resignations.  Seller shall deliver to Buyer resignations of all of the managers and officers of Project Company.

3.1.3.13

Amended and Restated Lease Agreement.  The Amended and Restated Lease Agreement, attached hereto as Exhibit F, shall have been duly executed by all parties and a recordation of a memorandum said Amended and Restated Lease Agreement shall have been duly recorded.

3.1.4

Conditions Precedent to Obligations of Seller at Closing.  The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, any of which may be waived by Seller in its sole discretion:

3.1.4.1

Performance of Closing Actions.  Buyer shall have tendered performance of its respective Closing Actions.

3.1.4.2

Representations and Warranties. The representations and warranties set forth in Article 5  shall be true and correct in all material respects as of the Agreement Date and the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

3.1.4.3

Covenants.  Buyer shall have performed and complied in all material respects with all covenants and other obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

3.1.4.4

No Proceeding or Litigation.  No Action that questions or challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents shall have been instituted or threatened by any Governmental Authority or other Person.

3.1.4.5

Governmental Approvals and Consents.  All Governmental Approvals and third-party consents specifically identified on Schedule 5.1.4 shall have been obtained, made or filed, as the case may be, and shall be in full force and effect.

3.1.4.6

Officer’s Certificates.  Seller shall have received (a) a certificate from Buyer, dated the Closing Date and signed by a duly authorized representative of Buyer, pursuant to which such representative certifies (i) as to the matters set forth in Sections 3.1.4.2 and 3.1.4.3 and (ii) that the conditions described in this Section 3.1.4 have been satisfied, and (b) a certificate from Buyer, dated as of the Closing Date and signed by a duly authorized representative of Buyer, certifying as to Buyer’s good standing, Charter Documents, incumbent managers or officers, and authority to execute and enter into this Agreement and any other Buyer Transaction Document.

3.2

Disclosure Schedules.  Prior to the Closing Date, each Party shall provide notice to the other to the extent required in accordance with Section 6.2.11.  No such disclosure by any Party pursuant to Section 6.2.11 or otherwise will be deemed to amend or supplement the Seller Disclosure Schedule or Buyer Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.  Notwithstanding the foregoing sentence, Seller may supplement or amend the Seller Disclosure Schedule prior to the Closing Date with respect to (a) changes to reflect actions approved by Buyer in writing pursuant to Section 6.2.1 or otherwise or for which prior written consent of Buyer is not required by Section 6.2.1, or (b) deletions from Schedule 4.2.4 of Material Contracts that expire or are terminated by the counterparty in accordance with their terms in the absence of any breach or default by Project Company or breach by Seller under Section 6.2.1 .

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1

General Representations and Warranties Regarding Seller.  Seller represents and warrants to Buyer as of the Agreement Date and as of the Closing Date as follows:

4.1.1

Organization.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Utah.

4.1.2

Authority and Power.  Seller has the requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is or will be a party (the “Seller Transaction Documents”), consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by Seller.  The execution, delivery and performance of each Seller Transaction Document and the consummation of the transactions and undertakings contemplated thereby have been duly authorized by all requisite limited liability company action on the part of Seller under its Charter Documents.

4.1.3

Valid and Binding Obligations.  Each Seller Transaction Document has been, or will be when executed and delivered, duly and validly executed and delivered by Seller, and is, or will be when executed and delivered, enforceable against Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law (the “Enforceability Exceptions”).

4.1.4

Approvals and Consents.  Assuming (a) the accuracy of the representations and warranties of Buyer set forth herein and (b) the receipt, effectiveness and validity of the approvals and consents set forth in Schedules 4.1.4 and 5.1.4, Seller is not, and Seller will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Seller Transaction Documents or to consummate the transactions contemplated thereby, except where the failure to give any notice, make any filing, or obtain any consent or approval would not, individually or collectively, be materially adverse to Project Company or Project and would not materially adversely affect the ability of Seller to perform any of its obligations under the Seller Transaction Documents.

4.1.5

No Violations.  Assuming the receipt, effectiveness and validity of the approvals and consents set forth in Schedules 4.1.4 and 5.1.4, the execution, delivery and performance by Seller of each of the Seller Transaction Documents does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate the Charter Documents of Seller; (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Seller is a party or by which any of Seller’s properties or assets are or may be bound that, in any case, would materially adversely affect the ability of Seller to perform any of its obligations under the Seller Transaction Documents; (c) violate any applicable Law, order, judgment decree or consent that, in any case, would materially adversely affect the ability of Seller to perform any of its obligations under the Seller Transaction Documents; or (d) result in the creation of any Lien other than Permitted Encumbrances.

4.1.6

No Litigation.  There are no Actions pending or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under the Seller Transaction Documents or to consummate the transactions contemplated thereby, or which could reasonably be expected to result in a Material Adverse Effect.

4.1.7

Equity Interests.

4.1.7.1

Selleris the record and beneficial owner of, and hold good and valid title to, the Equity Interests free and clear of all Liens, other than Permitted Encumbrances.  The Equity Interests constitute one hundred percent (100%) of the Ownership Interests in Project Company.  At Closing, Seller will cause to be transferred all of the Equity Interests of Project Company to Buyer free and clear of all Liens, other than Permitted Encumbrances.

4.1.7.2

Project Company is not subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or Contracts for the purchase or acquisition of any portion of Project Company’s interests or securities convertible or exchangeable for any portion of Project Company, including any of the foregoing issued or entered into with any independent contractor providing services in connection with the Project, other than as provided in this Agreement or as may have been created by or through Buyer.  Neither Seller nor Project Company (a) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or (b) has violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests.

4.1.8

Brokers.  Neither Seller, nor any Affiliate of Seller, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in the Transaction Documents. Neither Project Company nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in the Transaction Documents

4.1.9

Full Disclosure.  No information contained in this Agreement or any other document furnished by or on behalf of Seller pursuant to this Agreement on any disclosure schedule or exhibit or to induce Buyer to enter into this Agreement (including all materials in the Data Room), in either case when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.1.10

Preferences; Solvency.  The following statements are, after giving effect to the acquisition of the Equity Interests and the other transactions contemplated hereby, and will be, upon each distribution of any assets or property of Seller, true and correct

4.1.10.1

The aggregate value of all assets and properties of Seller, at their respective then present fair saleable values, exceeds the amount of all the Liabilities and Indebtedness of Seller.  The Seller understands that, in this context, “present fair saleable value” means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions.  In determining the present fair saleable value of Seller’s contingent Indebtedness (such as litigation, guarantees and pension plan liabilities), the Seller has considered such Indebtedness that could possibly become actual or matured Indebtedness.

4.1.11

Seller is not insolvent as such term is used in Section 548 of the U.S. Bankruptcy Code, under any applicable law in the state of Utah or Hawaii, and all other applicable state or federal fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to the Seller.

4.1.12

The aggregate consideration received by the Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Equity Interests.

4.2

Representations and Warranties Regarding Project Company and the Project.  Seller represents and warrants to Buyer, with respect to Project Company and the Project, as follows (except as set forth on the Seller Disclosure Schedules):

4.2.1

Organization of Project Company.  Project Company is duly organized, validly existing and in good standing under the laws of the State of Hawaii.  Project Company is currently qualified to do business only in Hawaii and the Project Company will have, up the to the Closing Date, not done business in any otherjurisdictions in which the nature of the business so conducted by it wouldsuch qualification necessary and where failure so to qualify would be materially adverse to Project Company.  True, correct and complete copies of the Charter Documents of Project Company, all in such form as currently in effect, have been Made Available to Buyer.  The only business activity that has been carried on or is currently carried on by Project Company is the development and ownership of the Project.

4.2.2

Valid and Binding Obligations.  Project Company has the requisite limited liability company power and authority to enter into the Transaction Documents to which it will be a party (the “Project Company Transaction Documents”), to consummate each of the transactions and undertakings contemplated thereby, and to perform all of the terms and conditions thereof to be performed by Project Company. Each Project Company Transaction Document has been, or will be when executed and delivered, duly and validly executed and delivered by Project Company, and is, or will be when executed and delivered, enforceable against Project Company in accordance with the terms thereof, except as may be limited or denied by the Enforceability Exceptions.

4.2.3

No Violations.  Assuming the receipt, effectiveness and validity of the approvals, notices, waivers and consents set forth in Schedules 4.1.4 and 5.1.4 hereto, the execution, delivery and performance by Seller of each Seller Transaction Document, and the execution, delivery and performance by Project Company of the Project Company Transaction Documents does not and will not, and the consummation of the transactions contemplated thereby will not, (a) violate any Charter Document of Project Company; (b) violate or be in conflict in any material respect with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Contract to which Project Company is a party; (c) violate or be in conflict in any material respect with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Governmental Approval; (d) violate any Law, order, judgment, decree, or consent applicable to Project Company; or (e) result in the creation of any Lien other than Permitted Encumbrances.

4.2.4

Contracts.  Subject to Section 3.2, Schedule 4.2.4 contains a true, correct and complete list of all Material Contracts and all amendments and supplements thereto to which Project Company is a party or by which its assets are subject.  Other than as set forth on Schedule 4.2.4, true, correct and complete copies of all such Material Contracts have been Made Available to Buyer.  Other than as set forth on Schedule 4.2.4, each Material Contract is in full force and effect and is valid, binding and enforceable against Project Company and, to Seller’s Knowledge, each other person or party that is signatory thereto (an “Other Signatory”) in accordance with its terms, subject to Enforceability Exceptions. There are no services, materials or rights required for the construction, operation or maintenance of the Project in accordance with the Material Contracts other than those (a) available or to be provided under the Material Contracts or (b) that can reasonably be expected to be commercially available on commercially reasonable terms at or before the time when such services, materials and rights are needed. The Project Company does not have any Liability that does not arise from or otherwise relate to the ownership, development, construction or operation of the Project. To Seller’s Knowledge, no Other Signatory to any Material Contract is in material breach or default of the terms of such Material Contract.  There does not exist any event that, with the giving of notice or the passage of time or both, would constitute a material breach or default by Project Company or, to Seller’s Knowledge, any Other Signatory under any Material Contract.  To Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Material Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting Project Company or its assets except for Permitted Liens.

4.2.5

Compliance with Laws.  Except (a) as has been cured or otherwise resolved in all material respects and (b) as to any Environmental Law or Hazardous Material or other environmental matters and any employment matters: (i) Project Company has complied in all material respects with all applicable Laws; (ii) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing against Project Company alleging any violation of any of the foregoing, which such notice, charge, action or assertion remains threatened or pending; (iii) to Seller’s Knowledge, no investigation with respect to any of the foregoing has been commenced and remains unresolved; and (iv) Project Company is not nor has it ever been determined by the FERC to be subject to, or not exempt from, regulation under the Public Utility Holding Company Act of 2005 (“PUHCA”), except for regulation under Section 1265 thereof.  The Project Company is not a “public utility” under Section 201 of the Federal Power Act.

4.2.6

Permits and Other Governmental Approvals.  True and correct copies of each Permit and other Governmental Approval that has been obtained by or for the benefit of Project Company have been Made Available to Buyer.  Except as set forth on Schedule 4.2.6, all Permits or other Governmental Approvals necessary for the construction, development, ownership and operation of the

Projects that are required have been obtained and are held by Project Company. To Seller’s Knowledge, there are no discretionary Permits or other Governmental Approvals necessary for the construction, development, ownership and operation of the Project that have not been obtained or are not held by Project Company. To Seller’s Knowledge, each Permit and other Governmental Approval that is necessary for the construction, development, ownership and operation of the Project and has not been obtained as of the date of this representation is reasonably expected to be obtainable in the ordinary course on commercially reasonable terms as and when required.  Each such Permit or other Governmental Approval currently held by Seller or Project Company is in full force and effect and not subject to any current legal proceeding or to any unsatisfied condition that could reasonably be expected to allow any material modification or revocation thereof, and all applicable appeal periods have expired with respect thereto, and neither Seller nor Project Company is in violation in any material respect of any such Permits or other Governmental Approvals.  There are no proceedings pending, or to Seller’s Knowledge threatened, which might reasonably be expected to result in the revocation or termination of any such Permit or other Governmental Approval currently held by Seller or Project Company in respect of the Project or the imposition of any penalty or material condition thereunder.  To Seller’s Knowledge, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, any material violation of any such Permit or Governmental Approval, or could reasonably be expected to result in a material adverse modification, revocation, or termination of, or any other material adverse change in, any such Permit or Governmental Approval. To Seller’s Knowledge, there are no specific circumstances directly related to a Permit or Governmental Approval which is required and which has not yet been issued that would give a reasonable person reason to believe that such Permit would not be issued in due course.

4.2.7

Litigation.  There are no Actions pending or, to Seller’s Knowledge, threatened against Seller or Project Company or against any of Project Company’s properties or assets that (a) challenge the validity or propriety of the transactions contemplated by this Agreement, or (b) would, if adversely determined, reasonably be expected to be materially adverse to Seller or Project Company.  Neither Project Company nor any of its respective businesses or properties are subject to or bound by any material injunction, order, judgment or decree of any Governmental Authority specifically imposed upon Project Company or its assets other than in association with ordinary permitting, interconnection requests, and similar requirements for project development, construction and operation.

4.2.8

Financial Statements; No Undisclosed Liabilities; Indebtedness; Absence of Changes.

4.2.8.1

Financial Statements.  Set forth in Schedule 4.2.8.1 are true, correct and complete copies of the balance sheet and statement of operations of Project Company as of and for the period ended June 30, 2012 (the “Financial Statements”).  The Financial Statements have been prepared from the Books and Records of Project Company and Sellerand present fairly in all material respects the financial condition and results of operations of Project Company for the period or as of the date set forth therein.

4.2.8.2

No Undisclosed Liabilities.  Project Company does not have any Liabilities except Liabilities disclosed on Schedule 4.2.8.2.

4.2.8.3

Indebtedness, etc. Other than as set forth on Schedule 4.2.8.3, (a) Project Company does not have any outstanding Indebtedness and (b) Seller has no outstanding Indebtedness relating to Project Company or the Project for which Project Company or the Project could be liable for.

4.2.8.4

Absence of Certain Changes.  Except as set forth on Schedule 4.2.8.4, since June 30, 2012:

(a)

To Seller’s Knowledge, no event, change, fact, condition or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)

Except as specifically contemplated by this Agreement, Project Company has carried on its business in all material respects in the ordinary and usual course of business consistent with past practices.

(c)

Project Company has not (i) taken any action or omitted to take any action that would have required Buyer’s consent under the provisions of Section 6.2.1 if such provisions had been in effect at all times since June 30, 2012 or (ii) suffered any loss, damage, destruction or eminent domain taking, with respect to any of its material assets or the business of Project Company.

4.2.9

Tax Matters.

4.2.9.1

Tax Returns.  Project Company has filed or will file all Tax Returns that are required to be filed by Project Company on or before the Closing Date (giving regard to valid extensions) and such Tax Returns are, or will be, correct in all material respects.

4.2.9.2

Taxes Paid or Accrued.  All Taxes shown to be due on all Tax Returns filed on or before the Closing Date by Project Company and all other Taxes payable by it have been paid or will be paid in full on or before the Closing Date, and all Taxes that are required to be withheld or collected by Project Company have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority or properly deposited as required by applicable Law.  Since the date of the most recent Financial Statements applicable to Project Company, Project Company has not incurred or accrued any liability for Taxes other than in connection with transactions in the ordinary course of business.

4.2.9.3

Jurisdiction.  Project Company has not conducted any business, or registered or qualified to do business, in any jurisdiction other than Hawaii.

4.2.9.4

Tax Rulings. Project Company has not (nor has any Affiliate of Project Company) applied to the IRS or any state tax authority for any Tax ruling with respect to Project Company or the Project, including any application for a private letter ruling that has been withdrawn.

4.2.9.5

Assessments.  No Taxing Authority has asserted in writing or threatened to assert any deficiency or assessment, or proposed any adjustment, for any Taxes against Project Company that has not been fully resolved.

4.2.9.6

Audits; Statutes of Limitations. There are no audits or administrative proceedings or lawsuits or other legal proceedings pending or, to Seller’s Knowledge, threatened against Project Company by any Taxing Authority with respect to any Tax or Tax Return.  Project Company has not, and Seller has not with respect to Project Company or its assets, agreed to extend or waive the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

4.2.9.7

Tax Sharing Agreements.  Project Company is not party to any Tax sharing, Tax indemnification or similar agreement currently in force other than customary tax indemnification provisions in any Material Contract.

4.2.9.8

Tax Classification.  Project Company is and has at all times been treated as a disregarded entityfor U.S. federal and state income tax purposes, and no election has been filed with respect to such entity so as to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

4.2.9.9

No Subsidies.  (a) No grants have been provided by the United States, a State, a political subdivision of a State, or any other Governmental Authority for use in construction or financing the Project or with respect to which a Project Company or the Project are the beneficiary; (b) no proceeds of any issue of State or local government obligations have been used to provide financing for the Project the interest on which is exempt from tax under Section 103 of the Code; (c) no subsidized energy financing has been provided (directly or indirectly) under a federal, state, or local program provided in connection with the Project; and (iv) no tax credits pursuant to Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, or federal tax credit has been claimed with respect to any property that is part of the Project.  The Project is located in its entirety in the United States.

4.2.10

Environmental Matters.  Except as otherwise set forth on Schedule 4.2.10:

4.2.10.1

To Seller’s Knowledge:(a) Project Company has been, and is, in all material respects, in compliance with, all Permits and other Governmental Approvals required to be obtained or filed based on the current stage of development under applicable Environmental Laws in connection with the Project; (b) Project Company is and at all times since its formation has been in material compliance with all applicable Environmental Laws;and (c) neither Project Company nor any Project is subject to any material remedial obligations under any Environmental Laws. Neither Project Company nor the Project is subject to any outstanding decree, judgment, order, consent decree, compliance order, or administrative order under any Environmental Laws;

4.2.10.2

To Seller’s Knowledge, no material release of Hazardous Material has occurred at, onto, from or under the Project Site with respect to which Project Company must perform investigation or other remedial action under any Environmental Law;

4.2.10.3

There are no pending or, to Seller’s Knowledge, threatened Environmental Claims that have been asserted against Project Company or relating to the Project; and

4.2.10.4

Seller has Made Available to Buyer all material environmental, health and safety reports, assessments, analyses, records and data related to Project Company and the Project prepared by or on behalf of Seller or Project Company, to the extent that the same are in Seller’s or Project Company’s possession or under their control.  To Seller’s Knowledge, there are no other environmental site assessments or environmental reports relating to the Project or the Project Site.

4.2.11

Employees.  Project Company has not employed, or will employ, any employees or has engaged, or will engage, in any contractual relationships with any Service Providers that might reasonably lead the Service Provider, or any employees of the Service Provider, to claim to be or be classified as an employee; nor has Project Company ever had any Service Provider, or any employees of any Service Provider, claim to be or be classified as an employee of Project Company.

4.2.12

Employee Benefit Plans.

4.2.12.1

Project Company does not sponsor, maintain, contribute to or have any obligation to contribute to, and since the date of its formation has never sponsored, maintained, contributed to or had any obligation to contribute to, any Benefit Plan.  There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability to Project Company following the Closing Date pursuant to (a) Title IV of ERISA, (b) Sections 302 and 502 of ERISA, (c) Sections 412 and 4971 of the Code, or (d) any Benefit Plan.  In addition, there does not now exist, nor do any circumstances exist that could be expected to result in, any Liability to Project Company following the Closing Date for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code.  There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability to Project Company following the Closing Date under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, that could be a Liability of Project Company following the Closing Date.

4.2.12.2

Neither the Sellernor any Affiliate of Seller has made any commitments or representations to any Person regarding (a) potential employment by Buyer, Project Company or any other Affiliate of Buyer after the Closing Date, or (b) any terms and conditions of such potential employment by Buyer or any Affiliate thereof following the Closing Date.

4.2.12.3

The consummation of the transactions contemplated by the Transaction Documents will not result in Buyer, Project Company or any ERISA Affiliate thereof incurring any Liability with respect to any defined benefit plan or any other Benefit Plan.

4.2.13

Subsidiaries and Joint Ventures.  Project Company does not own any capital stock, security, partnership interest or other equity interest of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.2.14

Insurance.  There are no current insurance policies held by or that insure Project Company or any of its assets or properties.

4.2.15

Affiliate Transactions.  Except as set forth on Schedule 4.2.15, neither Seller nor any of its Affiliate thereof (other than Project Company) nor any manager, officer, employee, director or stockholder of Seller or any Affiliate thereof (other than Project Company) (a) is a party to any Contract or transaction with Project Company or (b) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Project Company.

4.2.16

Project Development.  All material written agreements, studies and reports in Seller’s or Project Company’s possession entered into or issued by the interconnection or transmission provider in connection with the interconnection queue positions and interconnection and transmission rights of the Project are as listed on Schedule 4.2.16.  Other than as disclosed in the documents listed on Schedule 4.2.16, neither Project Company nor any Affiliate has received written notice (or, to Seller’s Knowledge, any oral notice) from the interconnection or transmission provider, that the interconnection or transmission provider has taken or has determined to take any action with respect to termination of such queue positions or the rights under any agreements set forth on Schedule 4.2.16.  Project Company or an Affiliate on behalf of Project Company, as applicable, has timely made all material deposits and other payments, and filed all reports and other information, required in order to maintain such interconnection queue positions and interconnection and transmission rights in the documents listed on Schedule 4.2.16; provided, however, that this sentence does not apply to a required line extension fee currently estimated to be approximately $48,000.To Seller’s Knowledge the interconnection and transmission rights listed in Schedule 4.2.16provide sufficient available transmission capacity to deliver the power under the PPA.  To Seller’s Knowledge, allinterconnection and transmission rights necessary for the construction, development, ownership and operation of the Project that are required have been obtained and are held by Project Company.

4.2.17

Intellectual Property.  Schedule 4.2.17 lists all material Intellectual Property of Project Company (“Project Entity IP”), whether owned, licensed or deemed to be licensed by such Person (other than computer software that is generally available to consumers at retail and licensed pursuant to “shrink-wrap,” “click-through” or other similar standard license agreements).  Except as set forth in Schedule 4.2.17, the Project Entity IP owned by Project Company is in good standing and.  Project Company owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all of such Project Entity IP free and clear of any Liens.  Neither Seller nor any of its respective Affiliates has received any notice of infringement or misappropriation from any third party with respect to any Project Entity IP.  To Seller’s Knowledge, the use by Project Company of any Intellectual Property does not violate, infringe or misappropriate any intellectual property rights of any third party, and to Seller’s Knowledge no third party is infringing or misappropriating any of the Project Entity IP owned by Project Company.

4.2.18

Real Estate Contracts; Project Assets.

4.2.18.1

Real Estate Contracts.  Project Company does not own any real property.

(a)

Schedule 4.2.18.1(a) lists Contracts in respect of real property to which Project Company is a party, whether as lessee or lessor or in any other capacity.True and complete copies of the Real Estate Contracts have been provided to Buyer.  There are no adverse claims with respect to the Real Estate Contracts.  The Amended and Restated Lease, attached hereto as Exhibit F, shall be executed prior to Closing.

(b)

Except as indicated on Schedule 4.2.18.1(b): (i) no member, owner, officer, director or employee of Seller or the Project Company, nor any spouse, child or other relative or Affiliate thereof, owns directly or indirectly (other than through Seller or Project Company), in whole or in part, any of the real propertyinterests or any interest therein; (ii) the Project Company is not in default with respect to any term or condition of any such lease or sublease included in the Leased Real Property, norhas any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, would cause the acceleration of any obligation ofthe Project Company under any such lease or sublease,would result in the creation of any Lien upon any asset thereof, or would interfere with anyProject Company’s right to occupy any leasehold; (iii) there are no fixtures or other improvements made by the Project Company;(iv) to Seller’s Knowledge the lessor under the Real Property Leases has sufficient title to the real property covered by such lease to permit the design, construction development and operation of the Project,  and clear of any claim by any third parties; (v) Seller has provided Buyer with true, complete and correct copies of all deeds, leases, existing title insurance policies, bills of sale, documents of title, abstracts, surveys, plats, maps and all instruments, agreements and other documents, including, without limitation, those evidencing, creating or constituting any Liens, in the possession or control of the Seller and the Project Company, that relate to the Real PropertyContracts and the Project Site; (vi) There are no unwritten or oral modifications to theReal Property Contractsor any course of dealing or business operations that can be construed as a modification to such Real Property Contracts; (vii)Seller has delivered to Buyer all geological data, solar studies, surveys, title insurance policies, title insurance, abstracts and other evidence of title, solar data and measurements, project analyses, solar permit applications and supporting data, engineering studies and all other Books and Records, information, maps, reports and data in the possession of Seller and relating to or affecting the Real Property Contracts, including the plans related to the Projectas prepared and utilized by Sellerand the Project Company in its day to day operations of the Project and to Seller’s Knowledge the same is true and accurate; (viii) To Seller’s Knowledge, there is adequate access to water on and to the Project Site and all water rights associated with the Real Property Contracts; (ix) There is no pending, or to Seller’s Knowledge, threatened, dispute relating to boundary lines, ingress and egress, adverse possession, trespass,, breach of the terms of the applicable agreements, or similar issues with respect to the Real Property Contracts; (x) Each Real Property Contract has been or will be recorded in the records of the requisite County Clerk’s Office prior to the Closing Date; (xi) The maps and schedules attached hereto as Schedule 4.1.18.1(xi)of the Disclosure Schedule depict the approximate location and boundaries of the real property under the Real Property Contract; (xii) Schedule 4.1.18.1(xii) of the Disclosure Schedule sets forth a true, correct and complete list of all consents required pursuant to the terms of the Real Property Contracts in order to effect the transactions contemplated by the Agreement without triggering a default, event of default, termination right, penalty, or acceleration of obligations under such agreements;(xiii) to Seller’s Knowledge, Seller has delivered to Buyer true and complete copies of any reports, studies, analyses, tests or monitoring possessed by Seller and the  Project Company pertaining to Hazardous Materials in, on or under the Project Site or concerning compliance by Seller with any Environmental Laws.

(c)

To Seller’s Knowledge, neither the Project Site, nor the currently planned use, occupancy or operation thereof by Project Company, (i) violate any Laws or deed or other title, covenants or restrictions or (ii) is the subject of any unrecorded Liens, except for Permitted Liens.

(d)

To Seller’s Knowledge, the Project Site constitutes all the real property that is necessary for the construction, operation and maintenance of the Project as currently configured and based on the currently issued Governmental Approvals and applicable Law.

(e)

Neither Seller nor Project Company has granted to any other Person other than Buyer any right to acquire any interest in, or right of first refusal to acquire any interest in the Project Site.

(f)

To Seller’s Knowledge, there are no condemnation, rezoning or taking actions pending or, to Seller’s Knowledge, threatened respecting the premises subject to the Project Site.

(g)

Except as set forth on Schedule 4.2.18.1(g), to Seller’s Knowledge, the Project Site is not located within any flood plain, flood area, wetlands or conservation area or on a site containing any endangered species or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof by Project Company have not been obtained which has or is reasonably expected to materially impact the Project or the development thereof.

(h)

To Seller’s Knowledge, there are no leases, subleases, licenses, mineral rights, water rights, restrictive covenants, concessions or other agreements, written or oral, granting to any Person or entity the right to use or occupy any portion of the Project Site which has or is reasonably expected to materially impact the applicable Project or the development thereof; further to Seller’s Knowledge, the residential use of the Project Site by the owner of the Project Site is not a breach of this warranty.

(i)

Except in favor of Project Company, to Seller’s Knowledge, there are no unrecorded rights of first refusal, reversionary rights, purchase options, rights of first offer and the like affecting any portion of the Project Site.

4.2.18.2

Except as set forth on Schedule 4.2.18.2, Project Company has good and valid title or leasehold title (as applicable) to all of its respective assets (tangible and intangible) free and clear of all Liens other than Permitted Liens.

4.2.19

Bank Accounts, Directors and Officers.  Schedule 4.2.19 contains a true and correct list of (a) the names of all banks and other financial institutions in which Project Company currently has an account, deposit or safe deposit box, along with the account numbers and the names of all Persons holding check signing or withdrawal power or other authority with respect thereto, and (b) the managers and, if applicable, officers and directors of Project Company.

4.2.20

Foreign Corrupt Practices Act.  Neither Project Company nor any of its directors, officers, agents, employees or, to Seller’s Knowledge, any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials, candidates or members of any Governmental Authority or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated in any material respect or operated in material non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

4.2.21

Books and Records.  Except as set forth on Schedule 4.2.21, Seller have Made Available to Buyer a true, complete and correct copy of the Books and Records of Project Company.  Except as set forth on Schedule 4.2.21, the Books and Records have been kept and maintained in all material respects as required by applicable Laws.  No formal meeting of any members, manager, governing body or committee of Project Company has been held and no action by written consent of any of the foregoing has been executed pursuant to which material matters were approved, voted upon or acted upon that have not been ratified and confirmed by the members of Project Company in accordance with applicable Law and Project Company’s Charter Documents, and copies of such ratifications have been provided to Buyer.  Such ratifications provided to the Buyer include the ratification, adoption and approval by the members of Project Company, in accordance with applicable Law and Project Company’s Charter Documents, of all actions taken by or on behalf of Project Company since its formation, including without limitation the execution of all Contracts to which Project Company is a party and all investments undertaken by or on behalf of Project Company.  Such ratifications provided to Buyer properly approve all prior transactions entered into by Project Company and cure any defaults arising from failure of Project Company to obtain prior approval of such transactions.

4.2.22

Utilities.To Seller’s Knowledge, all utility services (including electricity) necessary for the construction, development, ownership, operation and maintenance of the Project for its intended purposes are available at the Project Site or can reasonably be expected to be commercially available as and when required upon commercially reasonable terms and consistent with the schedule for the Project.

4.2.23

Regulatory Status.  Project Company is in compliance in all material respects with, and is not in violation in any material respect of: applicable requirements, orders and rules of the Public Utility Commission of the State of Hawaii, the Hawaii Electric Company, the  Energy Commission and FERC, including but not limited to all requirements applicable to Project Company under Parts II and III of the FPA.  Project Company does not require permission or authorization from, nor is required to deliver any notice to, FERC, in order to execute and deliver the Transaction Documents to which it is a party or to enter into and perform the transactions contemplated thereby. The Project qualifies as of the Closing Date as an “eligible renewable energy technology system” for purposes of utilization of the corporate tax credit under the Hawaii Energy Tax Credit, and Project Company is eligible to be a selling party under the Power Purchase Agreement. Project Company is not a “public utility” under Section 201 of the FPA.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

5.1

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as of the Agreement Date and as of the Closing Date as follows (except as set forth on the Buyer Disclosure Schedules):

5.1.1

Organization.  Buyer is a duly organized, validly existing and in good standing under the Laws of the State of Nevada.

5.1.2

Authority and Power.  Buyer has the requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is or will be a party (the “Buyer Transaction Documents”), consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it.  The execution, delivery and performance of each Buyer Transaction Document and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite limited liability company action on the part of Buyer under its Charter Documents.

5.1.3

Valid and Binding Obligations.  Each of the Buyer Transaction Documents has been, or will be when executed and delivered, duly and validly executed and delivered by Buyer, and is, or will be when executed and delivered, enforceable against Buyer in accordance with the terms thereof, except as may be limited or denied by the Enforceability Exceptions.

5.1.4

Approvals and Consents.  Assuming that all filings, consents and approvals set forth on Schedule 5.1.4 have been timely made or obtained, as applicable, Buyer is not, and will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform each Buyer Transaction Document or to consummate the transactions contemplated thereby that, in any case, would materially affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents, or (c) violate any applicable Law that, in any case, would materially adversely affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents.

5.1.5

No Violations.  Assuming that all filings, consents and approvals set forth on Schedule 5.1.4 have been timely made or obtained, as applicable, the execution, delivery and performance by Buyer of each Buyer Transaction Document does not and will not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Buyer, (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or assets are or may be bound that, in any case, would materially affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents, or (c) violate any applicable Law that, in any case, would materially adversely affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents.

5.1.6

No Litigation.  There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under the Buyer Transaction Documents or to consummate the transactions contemplated thereby.

5.1.7

Securities Law Matters.  Buyer hereby acknowledges that the Equity Interests have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Laws are applicable.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Equity Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws.  Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Equity Interests and at the Closing will have the ability to bear the economic risk of this investment for an indefinite period of time.  Buyer acknowledges that it has been afforded an opportunity to request and to review all information considered by Buyer to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby.

5.1.8Brokers, Finders, etc.  No Person has acted on behalf of Buyer in connection with the transactions contemplated by the Transaction Documents and no Person is or will be entitled to any brokerage or finder’s commission, fee or similar compensation from Buyer as a result of any act or promise made by or on behalf of Buyer, or for any bonus payable to any agent or representative of Buyer upon consummation of the transactions contemplated by the Transaction Documents. There is no oral or written agreement between i) Buyer or an agent for Buyer,  and ii) Solrey Systems, LLC or an agent for Solrey Systems, LLC, for compensation or benefit of any kind in connection with the transactions contemplated by the Transaction Documents or Project or Projects Contracts.

ARTICLE 6

COVENANTS

6.1

Covenants of the Parties.

6.1.1

Consummation of Transaction and Obtaining Approvals.  Each Party shall (a) as promptly as is reasonably practicable, diligently and in good faith use commercially reasonable efforts to cause the Closing conditions in this Agreement set forth in Section 3.1 to be satisfied by such Party, and (b) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing.  Without limiting the generality of the foregoing or any other provision of this Agreement regarding approvals, each Party shall use commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and as promptly as reasonably practicable to give all notices to and make all filings with, all Governmental Authorities (including those pertaining to the Governmental Approvals) and third parties that may be or become necessary for the performance of its obligations under this Agreement and shall reasonably cooperate with the other Party in as promptly as practicable seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.  Notwithstanding any other provision herein, in no event will Buyer or any of its Affiliates be required to post any letter of credit, debt service reserve, security interest grant, or other form of credit support, in connection with this Agreement or the transactions contemplated hereby, or institute or defend any litigation or other legal proceeding, whether judicial or administrative, including seeking to have any stay or temporary restraining order vacated or reversed.

6.1.2

If Buyer sells the Project or Project Company or in anyway transfers its rights to develop the Project or in the Project  Company to another entity, if at that time the Purchase Price has not yet been paid to Seller, then Buyer shall assure that its agreement with the third party for sale or transfer obligates the new entity to pay to Seller any unpaid amounts of the Purchase Price that may become due under the provisions of section 2.1.1, “Payment of Purchase Price.”  This paragraph does not relieve Buyer of an obligation to comply with section 2.1.1.

6.2

Covenants of Seller.

6.2.1

Pre-Closing Period Actions.  During the Pre-Closing Period, Seller shall, and shall cause Project Company to, conduct its business in the ordinary course of business, consistent with past practice in all material respects, provided that Seller shall not cause or permit Project Company to take any of the following actions without the prior written consent of Buyer:

(a)

enter into, amend or modify in any material respect, waive any material rights under, or terminate any Material Contract;

(b)

sell, lease, license, assign or transfer (including, without limitation, transfers to Seller or any Affiliate) any Project assets or assets of Project Company;

(1)

make any material change in the accounting methods used by Project Company;

(c)

merge or consolidate with any other entity;

(d)

incur Indebtedness;

(e)

redeem or repurchase, directly or indirectly, any Equity Interests of Project Company or declare, set aside or pay any dividends or make any other distributions (whether in cash or in kind) with respect to any Equity Interest;

(f)

issue, sell, transfer, pledge or otherwise encumber or subject to any Lien any notes, bonds or other debt securities, any Equity Interests of Project Company, any securities convertible, exchangeable or exercisable into Equity Interests of Project Company, or warrants, options or other rights to acquire Equity Interests of Project Company;

(g)

acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(h)

make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Project Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Project Company, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability of Project Company or Buyer;

(i)

amend any Charter Documents of Project Company or undertaking a recapitalization, reorganization, liquidation, dissolution or winding up;

(j)

initiate, settle, compromise or fail to respond to or defend, any Action;

(k)

pay, discharge or satisfy any claims or Liabilities other than the payment, discharge or satisfaction in the ordinary course of business;

(l)

sell, transfer or grant any license with respect to Intellectual Property of Project Company other than non-exclusive licenses granted in the ordinary course of business and, to the extent applicable, consistent with past practice, or failing to make any filing, pay any fee or take any other action necessary to maintain the existence, validity and ownership by Project Company of any material Intellection Property owned by Project Company;

(m)

revalue any of its assets, including, without limitation, writing down the inventory or writing-off notes or accounts receivable other than in the ordinary course of business and, to the extent applicable, consistent with past practice;

(n)

fail to maintain insurance coverage substantially equivalent to existing insurance coverage of Project Company or the Project as in effect on the date hereof;

(o)

issue any guaranty, letter of credit indemnity, performance or surety bond, agreement to provide capital or other credit support arrangement issued by, for the account of or in relation to Project Company or the business of Project Company;

(p)

cancel any debts owed to Project Company, or waiving any claims or rights, having a value in the aggregate in excess of $1,000;

(q)

enter into any Contract with Seller, any Affiliate of Seller, or any officer or director or employee of any such entity or, any officer, director or employee of Project Company;

(r)

grant any restrictions or exclusive rights of any type or scope, including any exclusive rights with respect to the purchase of solar panels or other Project components;

(s)

take any action whatsoever to cure any breach under the terms of this Agreement;

(t)

settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(u)

take, or agree to commit to take, any action that would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied or that would impair the ability of any of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or delay such consummation;

(v)

incur any Liability which is not immediately satisfied by the Seller; or

(w)

commit or agree to do any of the foregoing.

6.2.2

Notification of Litigation.  During the Pre-Closing Period, Seller shall promptly notify Buyer (in writing after Seller has notice thereof), and Buyer shall promptly notify Seller (in writing after Buyer has notice thereof), and keep such other Party advised, as to any Action pending and known to such Party or, to its Knowledge, threatened against such Party that challenges the transactions contemplated hereby.

6.2.3

Books and Records.  Seller shall, reasonably promptly after Closing, provide to Buyer all of the Books and Records of Project Company that are in the possession of Seller or its respective Representatives and that are not confidential or proprietary to Seller; provided that Seller shall be entitled to retain copies of such books and records delivered to Buyer pursuant to this Section 6.2.3.

6.2.4

Pre-Closing Access to Information; Confidentiality; Observers.

6.2.4.1

Seller shall, during the Pre-Closing Period, furnish or cause to be furnished to Buyer and its Representatives, at reasonable times and upon reasonable notice, such access to the books, records and other information of Project Company as Buyer reasonably requests, but, in each case, only to the extent that such access does not unreasonably interfere with the business and operations of Project Company.  Buyer shall treat all information obtained from or on behalf of Seller as “Confidential Information” under Section 9.9 hereof, and Buyer shall continue to honor, and cause its Representatives to honor, the obligations thereunder.

6.2.4.2

The Parties agree that during the Pre-Closing Period, at the sole responsibility and expense of Buyer, Seller shall permit designated representatives (“Observers”) of Buyer to regularly observe, in the presence of personnel of Seller and at Buyer’s reasonable discretion, all business and operations of Seller that relate to the Project, and the development and operation thereof, and to observe key discussions with third parties relating specifically to the Project; provided, however, that (a) any such observations shall be conducted in such a manner as not to interfere unreasonably with the development and operation of the Project and to be in compliance with customary safety and confidentiality protocols, (b) Buyer shall not be entitled to observe any discussions between Seller and its legal counsel or accountants and shall not otherwise be entitled to observe any activities or discussions which may constitute a waiver of the attorney client or other privilege, and (c) Seller need not permit the Observers to observe or participate in discussions concerning any information which Seller are under a legal or contractual obligation not to disclose.  The Observers may recommend or suggest that actions be taken or not be taken by Seller; provided, however, that Seller will be under no obligation to follow any such recommendations or suggestions and that Seller shall be entitled, subject to the terms of this Agreement, to conduct its business in accordance with its own judgment and discretion.  The Observers shall have no authority to bind or make agreements on behalf of Seller, to conduct discussions with or make representations to third parties on behalf of Seller or to issue instructions to or direct or exercise authority over Seller or any of its respective Representatives.

6.2.5

Intercompany Obligations.  At or prior to the Closing, Seller shall cause all intercompany account obligations (including Indebtedness) involving Seller or any of its Affiliates and Project Company to be settled, at the election of Seller, by either causing such accounts and obligations to be (a) paid and discharged, including by netting of payables and receivables involving the same parties, or (b) with respect to payables by Project Company, cancelled without Seller or Project Company paying any consideration therefor or Project Company incurring any additional liability to any Person. In addition, except as otherwise authorized by Buyer prior to the Closing Date, Seller shall cause all intercompany Contracts between Seller or any of its Affiliates and Project Company to be terminated.

6.2.6

Development Activities.  During the Pre-Closing Period, without limiting the obligations of Seller under Section 6.2.1, (a) Seller and Project Company shall use their commercially reasonable efforts to take all actions reasonably necessary at the stage of development of the Project to further the development of the Project, (b) Seller and Project Company shall use commercially reasonable efforts to maintain all existing relationships with the material agents, customers and vendors of the Seller and Project Company and any Governmental Approvals or interconnection or transmission rights or positions, and (c) Seller and Project Company shall pay all accounts payable and other obligations as they become due in the ordinary course and consistent with past practice, unless being contested in good faith and disclosed to Buyer.

6.2.7

Information Rights.  During the Pre-Closing Period, Seller shall provide Buyer with financial statements for Project Company and the Project in the form, and at the times, historically prepared by Seller and its Affiliates in the ordinary course.  Buyer shall treat all such information as “Confidential Information” under confidentiality provisions of Section 9.9 hereof.  Without limiting the generality of the foregoing, Seller shall promptly, and in any case not later than five (5) days following delivery to the counterparty, deliver to Buyer copies of all notices, financial statements, reports, and other material correspondence or items delivered to any counterparty under any Material Contract.

6.2.8

No Negotiations.  During the Pre-Closing Period, Seller shall not, and shall cause its respective Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any Confidential Information or data to any Person with respect to, have any discussions with any Person (except with Buyer) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If Seller or its respective Affiliates or Representatives receives any Acquisition Proposal, Seller will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and notify Buyer thereof.

6.2.9

Tax Treatment.  Seller shall not permit Project Company to make any election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

6.2.10

Liens; Indebtedness.  On or prior to the Closing Date, Seller shall cause (a) all Indebtedness, (b) all Liens on the Equity Interests (other than Permitted Encumbrances) and (c) all Liens (other than Permitted Liens) on the assets (including the Project) of Project Company to be paid, settled, discharged, cancelled and/or released.

6.2.11

Advice of Changes.  Prior to Closing or earlier termination of this Agreement pursuant to Article 8, Seller, on the one hand, and Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (a) the occurrence, or failure to occur, of any event which has caused or would be likely to cause any representation or warranty of such Party contained herein or in any other agreement contemplated hereby to be untrue or inaccurate in any respect and (b) any failure on its part to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder on or prior to the Closing Date.

6.2.12

Meetings.  During the Pre-Closing Period, upon reasonable advance request from Buyer for purposes of a smooth and efficient transfer and integration of the business of the Project and other reasonable purposes, Seller shall use its commercially reasonable efforts to arrange meetings (whether telephonic or in person) with any Person that is a party to a Material Contract or with any Governmental Authority, in any case in relation to Project Company, the Project, or the business, properties, contracts, customers, suppliers, members, managers, or agents of Project Company or the Project.

6.2.13

Bank of Hawaii Mortgage.  Sellerwill use its best efforts to procurea non-disturbance agreement (in substantially the same form as that already executed by American Savings Bank) by the Bank of Hawaii with respect to the Project Site.  In the event Seller is unable to accomplish this within 10 business days of Closing then Seller shall either: a) provide the Bank of Hawaii’s written consent to the Amended Lease and its written notification that it will provide Purchaser written notification in the event of a default on payment of the mortgage held by Roland Maneafaiga: or b) achieve (either through Roland Maneafaiga‘s sole efforts or through assisting Roland Maneafaiga) removal of the Bank of Hawaii mortgage on the Project Site Property.  In the event Seller is unable to do so within 20 business days of Closing then Buyer shall have the right, but not the obligation, to direct Escrow to disburse the $75,000 for purposes of taking out(i.e. removing the line of credit loan on the Project Site property) the Bank of the Hawaii mortgage on the Project Site property.If this occurs and if Roland Maneafaiga assigns a portion of the lease payments he will receive under the Amended and Restated Lease Agreement, to the extent consent by Buyer may be required for such an assignment, Buyer so consents.

6.3

Tax Matters.

6.3.1

Tax Returns.

6.3.1.1

Pre-Closing Taxable Periods.  With respect to any Tax Return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to Project Company (other than a Tax Return relating to Transfer Taxes) (a) Seller shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by a change in Law or fact and shall deliver such Tax Return to Buyer, for its review and comments at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other to finalize such Tax Return, and (c) Seller shall cause such Tax Return to be duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return.  In any case where Buyer or an entity owned by it is required to execute Tax Returns, Buyer shall, or shall cause such owned entity to, so execute the Tax Return in a timely manner or, if permissible, execute a power of attorney authorizing Seller to execute the Tax Return.

6.3.1.2

Straddle Taxable Periods.  With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to Project Company, (a) Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall deliver a draft of such Tax Return to Seller, for its review and approval at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (b) the Parties shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, subject to Seller’s payment to Buyer of any portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date, Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return.  Subject to Section 6.3.1.3, with respect to a Straddle Taxable Period, the Parties shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of Project Company.

6.3.1.3

Real Property Taxes. All real property Taxes that are due or become due with respect to the assets and properties of Project Company for Tax periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date, based on the ratio of the number of days in the current property Tax year elapsed through the Closing Date to 365 days.  Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period or portion of the period ending on or before the Closing Date.  Buyer shall be responsible for the portion of such Apportioned Obligations attributable to the period or portion of the period after the Closing Date.  Each

Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to this subsection are paid by Seller, and that Apportioned Obligations that are the responsibility of Buyer pursuant to this subsection are paid by Buyer.

6.3.2

Tax Proceedings.  With respect to any Tax for which Selleris responsible under Section 6.3.1, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax.  Buyer shall (and shall cause Project Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney.  Buyer shall (and shall cause Project Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller are responsible within ten (10) days after its receipt of such notice; failure to give any such written notice within such 10-day period shall limit Seller’s indemnification obligation pursuant to this Agreement to the extent it is actually prejudiced by such failure.

6.3.3

Cooperation.  Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to Project Company within the possession of Seller that are not transferred to Buyer pursuant to Section 6.2.3 (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause Project Company to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to Project Company for taxable periods and portions of taxable periods through the Closing Date within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) or Project Company, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.  After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of Project Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

6.3.4

Refund.  Any Tax refund (including interest thereon) with respect to Project Company attributable to any period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date shall be the property of Seller.  If, after the Closing, Buyer or Project Company receives a refund or utilizes a credit of any Tax of Project Company attributable to a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon net of any costs associated therewith. Buyer shall, and shall cause Project Company to, use commercially reasonable efforts to obtain a refund or credit of any Tax of Project Company attributable to a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a period ending prior to the Closing Date or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby).

6.3.5

Tax Indemnity.

6.3.5.1

From and after the Closing, Seller shall defend, indemnify and hold harmless Buyer and each of Buyer’s Indemnified Parties from and against, and will pay to Buyer on behalf of Buyer and its Indemnified Parties the amount of, any Loss incurred by Buyer or any of its Indemnified Parties arising from:  (i) any Taxes imposed on Project Company, or for which Project Company may otherwise be liable, as a result of having been a member of a Company Group; (ii) any Taxes imposed on Project Company, or for which Project Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Taxable Period, the portion of such Straddle Taxable Period ending on and including the Closing Date (including any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group); and (iii) any Taxes imposed on Buyer or any of its Indemnified Parties resulting from a breach by Seller of any of its covenants provided in this Agreement or of any representation or warranty in Section 4.2.9.

6.3.5.2

From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and each of Seller’s Indemnified Parties from and against, and will pay to Seller on behalf of Seller and any of Seller’s Indemnified Parties the amount of, any Losses incurred by Seller of any of Seller’s Indemnified Parties arising from (i) any Taxes imposed on Project Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Taxable Period, the portion of such Straddle Taxable Period beginning after the Closing Date; and (ii) any Taxes imposed on Seller of any of Seller’s Indemnified Parties resulting from a breach by Buyer of any of its covenants provided in this Agreement.

6.3.5.3

To the extent that the provisions of Article 7 are inconsistent with or conflict with the provisions of this Section 6.3.5, the provisions of this Section 6.3.5 shall control, except for the limitation set forth in Section 7.2.4.  For example, this Section 6.3.5, and not Article 7 (except for the limitation set forth in Section 7.2.4), shall control the Parties’ responsibility for Taxes for Pre-Closing Taxable Periods and Straddle Taxable Periods and proceedings relating thereto.

6.3.6

Transfer Taxes.  Seller shall pay all sales, use, transfer, goods and services, real property transfer, value added, recording, gains, documentary, stock transfer, stamp duty, excise, gross receipts and other similar taxes, duties, fees and charges (“Transfer Taxes”), if any, arising out of or in connection with the purchase of the Equity Interests, and shall indemnify, defend and hold harmless the other Party with respect to such Transfer Taxes owing by such Party.  Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable law, Seller will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes.  Buyer shall provide Seller with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.The parties shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of any assets capable of being so transmitted.

6.3.7

Tax Treatment of Sale.  The Parties agree to treat the sale of the Equity Interests as a sale of all of the assets of Project Company and an assumption by Buyer of all of the liabilities of Project Company for federal and state income tax purposes.  The Parties agree to allocate the Purchase Price as described in Schedule 6.4.7(the “Allocation Schedule”).  Within sixty (60) days following the Closing Date, Buyer shall prepare a schedule setting forth the agreed upon allocation consistent with the IRS guidance set forth in IRS Form 8594 and the instructions thereto.  Each Party will report the transaction consistently with the Allocation Schedule, as applicable, for all Tax reporting purposes.  To the extent required by applicable Law, the Allocation Schedule will be revised to reflect any adjustment of the aggregate Purchase Price pursuant to this Agreement.

6.3.8

Treatment of Payments.  To the maximum extent permitted by applicable Law, the Parties shall treat all payments made by Seller to or for the benefit of Buyer and all payments by Buyer to or for the benefit of Seller under Section 7.1, and under any other indemnity provision of this Agreement, as adjustments to the Purchase Price.

6.4

Further Assurances.  From time to time after the Closing, upon the request of any other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing or anything to the contrary contained in any Transaction Documents, there is no limitation on Buyer’s and, after the Closing, Project Company’s right to conduct its business and affairs as it sees fit in its sole discretion, and Buyer makes no assurance to Seller that the commencement of construction or the Commercial Operation Date will occur and/or that payments of the Purchase Price in connection therewith will be realized.  For purposes of clarification, Buyer and, after the Closing, Project Company shall maintain sole and unilateral control regarding (a) whether and when, if at all, to deliver a full notice to proceed to the EPC contractor with respect to the Project, (b) whether and when, if at all, to enter an EPC Contract or Contracts for the purchase of materials required to construct the Project and (c) the methods and timing for development and construction of the Project.

ARTICLE 7

INDEMNIFICATION AND REMEDIES

7.1

General.  From and after the Closing, to the fullest extent permitted by applicable Law, Seller shall defend, indemnify and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless Seller (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from (a) the breach of any representation or warranty of the Indemnitor contained in the Transaction Documents, (b) the breach or default by the Indemnitor of any covenant or agreement of such Indemnitor contained in the Transaction Documents, (c) any claim by a broker, finder, investment banker or other Person for any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby, that is based upon any agreement, arrangements or commitments, written or oral, made by or on behalf of the Indemnitor, or (d) any fraud by Indemnitor.The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2

Limitations on Indemnification.

7.2.1

Timing of Claim.  Notwithstanding the provisions of Section 7.1 above, no Indemnified Party shall be entitled to make any claim for indemnification as provided in Section 7.1 unless such claim, or notice of any Third Party Claim pursuant to Section 7.3.1, shall have been made in writing no later than the date that is twenty-four (24) months from the Closing Date other than (a) for breach of a Fundamental Representation, as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), and (b) for fraud, as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled).

7.2.2

Payment of Claims; Set-Off.  All indemnity claims shall be paid by an Indemnitor in immediately available funds within twenty (20) days after its receipt of the corresponding claims under Section 7.2.1 unless any such claim is disputed in good faith by the Indemnitor within such twenty (20) day period (the “Indemnity Payment Date”).  If Indemnitor so disputes any such claim, Indemnitor shall make payment of any amount of such claim which is not disputed by not later than the Indemnity Payment Date, and shall withhold payment of the disputed amount of such claim until final determination of liability with respect to such claim in accordance with this Agreement, whereupon Indemnitor shall pay the amount so determined to be owed, together with interest thereon accrued from the Indemnity Payment Date until the date actually received by the Indemnified Party, at the prime rate of interest published in The Wall Street Journal from time to time during the period.  Payments of undisputed indemnity claims, or the undisputed portions thereof, hereunder may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off the amount of such claim against any amount owed to the Indemnitor by the Indemnified Party, including, for the avoidance of doubt, in the case where Buyer is the Indemnified Party, any payment of the Purchase Price.

7.2.3

Tipping Basket.  An Indemnified Party shall not be entitled to make any claim for indemnification under Section 7.1(a) (except with respect to breach of a Fundamental Representation) unless the aggregate amount of all claims made in good faith for indemnification with respect to breach of representations or warranties exceeds Five Thousand Dollars ($5,000) (the “Tipping Basket”) and, after the Tipping Basket has been reached, an Indemnified Party shall be entitled to make a claim for indemnification for all claims with respect to the breach of representations or warranties back to dollar zero.

7.2.4

Overall Limitation on Liability of Parties.  Notwithstanding any other provision of this Agreement, following the Closing, the aggregate liability of each Party under this Agreement for any cause arising from or related to this Agreement shall not exceed $130,000; provided that the aggregate liability of a Party for Losses arising from fraud or of Buyer for payment of the Purchase Price shall not be subject to the limitations of this Section 7.2.4.

7.2.5

Exclusive Remedy.  Except for fraud, and except as provided in the following sentence, and Section 7.2.6, following the Closing, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy of each Party (including Indemnified Parties) against the other Party for any inaccuracy or breach of such other Party’s representations, warranties, covenants or agreements contained in this Agreement.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Party hereunder or under applicable Law with respect to the claims described in clauses (a) and (b) above.

7.2.6

Specific Performance.

7.2.6.1

Waivers and Acknowledgments.  The Parties agree that, prior to the Closing Date, irreparable damage would occur in the event that any of the provisions of this Agreement relating to Project Company and Project are not performed by the Parties in accordance with their specific terms or are otherwise breached, including any wrongful failure to consummate such Closing.  It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions or other specific performance or equitable relief to prevent breaches of this Agreement and to cause the Closing to occur on the terms and subject to the conditions thereto set forth herein.  In that regard, each of the Parties hereby waives (i) any defenses in any action for specific performance that such other Party is required to mitigate damages or otherwise has an adequate remedy under law and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining such equitable relief.  If either Party brings any action in good faith to enforce specifically the performance of the terms and provisions hereof by the other Party, the applicable Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 7.2.6.1 on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

7.2.6.2

Alternative Remedies.  Notwithstanding Section 7.2.6.1, prior to the Closing a Party may pursue against the other Party any remedy available at law or in equity arising out of any breach of this Agreement by such other Party, including a claim for monetary damages.

7.2.7

Certain Matters Affecting Indemnification.  Anything to the contrary herein notwithstanding, (a) Seller shall have no right to seek contribution from Project Company with respect to all or any part of any of the Seller’s indemnification obligations under this Article 7.

7.2.8

Risk Allocation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.

7.2.9.  In calculating any indemnifiable Loss, there will be deducted (i) any insurance recovery by the indemnified party in respect thereof (and no right of subrogation will accrue hereunder to any insurer); and (ii) the amount of any tax benefit to the indemnified party (or any of its Affiliates) with respect to such loss, damage or expense (after giving effect to the tax effect of receipt of the indemnification payments).

7.3

Procedure for Indemnification With Respect to Third-Party Claims.

7.3.1

Notice of Claim.  If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party (each, a “Third Party Claim”) in respect of which indemnification may be sought by any Indemnified Party under this Article 7, such Indemnified Party shall, as soon as practicable after the actual receipt thereof by a responsible officer, cause written notice of such legal proceedings or the assertion of such Third Party Claim to be forwarded to the Indemnitor, specifying the nature of such legal proceedings, or Third Party Claim and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article 7, except to the extent that the Indemnitor has been actually prejudiced by such failure.

7.3.2

Conduct of Third Party Claim.  The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Article 7; provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense), and provided further, however, that if the Indemnitor and the applicable Indemnified Party shall, based on advice of counsel to the Indemnified Party, have conflicting or different claims or defenses, then the Indemnitor shall not have control of such conflicting or differing claims or defenses and such Indemnified Party shall be entitled to appoint one separate counsel for such claims and defenses, at the reasonable cost and expense of the Indemnitor.  The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior consent of the other parties hereto, such consent not to be unreasonably withheld or delayed; provided, however, that the Indemnitor shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim that only imposes monetary obligations that are paid by the Indemnitor and contains a release of the Indemnified Party from all liability thereunder. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnitor.  If the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnified Party defends, settles or otherwise deals with any such proceeding, claim or demand directly, the Indemnified Party shall provide fifteen (15) days’ advance written notice of any settlement to the Indemnitor and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.  The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  Any claim by Buyer for indemnification with respect to Taxes shall be further subject to the provisions in Section 6.4, and, to the extent there is any inconsistency between the specific provisions of Section 6.4 and this Section 7.3, the provisions in Section 6.4 shall govern.  Notwithstanding the foregoing, if Buyer determines in good faith that there is a reasonable probability that a Third Party Claim may have a material adverse effect on it or Project Company, or that Seller may not have sufficient funds to satisfy a claim, Buyer may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnitor will not be bound by any compromise or settlement effected without Indemnitor’s consent, such consent not to be unreasonably withheld.  If Buyer should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such Third Party Claim at its sole cost and expense.

7.3.3

Payment of Third-Party Claims.  After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and such amount shall be paid as provided in Section 7.2.2.

7.3.4

Access to Information.  If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.

7.3.5

Subrogation.  Upon payment of the full amount of any Loss by an Indemnitor to an Indemnified Party pursuant to this Article 7, such Indemnitor, without any further action, shall be subrogated to any and all claims that such Indemnified Party or any member of its Indemnified Group may have against third parties relating to such Loss, but only to the extent of the amount paid to such Indemnified Party or any member of its Indemnified Group by such Indemnitor in respect of such Loss, and such Indemnified Party and the members of its Indemnified Group shall use commercially reasonable efforts to cooperate with such Indemnitor, at the expense of such Indemnitor in order to enable such Indemnitor to pursue such claims.

7.3.6

Non-Recourse.  Except as expressly set forth in this Article 7, no Party shall have recourse whatsoever under this Agreement against any of the Representatives of the other Party (including for such purposes, the Representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, except as expressly set forth in this Article 7, each Party, on behalf of itself and its Affiliates, hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such Representatives relating to any and all Liabilities suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or the transactions contemplated hereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability, other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

7.3.7

Treatment of Indemnification.  All indemnification payments made hereunder shall be treated for Tax purposes by the Parties in accordance with Section 6.3.8 hereof.

ARTICLE 8

TERMINATION

8.1

Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)

By mutual written agreement of the Parties; and

(b)

By Seller upon written notice to Buyer (i) if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 3.1.4.2 or 3.1.4.3 to be satisfied; provided, however, that Seller shall not have a right to terminate this Agreement if Seller is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of the conditions set forth in Sections 3.1.3.2 or 3.1.3.3 to be satisfied; or (ii) if the Closing shall not have occurred on or prior to the Outside Date by reason of the failure of any condition precedent under Section 3.1.4 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

(c)

By Buyer upon written notice to Seller(i) if Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in 3.1.3.2 or 3.1.3.3 to be satisfied; provided, however, that Buyer shall not have a right to terminate this Agreement if Buyer is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of the conditions set forth in Section 3.1.4.2 or 3.1.4.3 to be satisfied; or (ii) if the Closing shall not have occurred on or prior to the Outside Date by reason of the failure of any condition precedent under Section 3.1.3 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

(d)

By any Party if the closing conditions set forth in Section 3.1 have not been satisfied or waived by 5 PM Pacific Timewithin 35 business days of execution of this Agreement,or such later date as the Parties may agree (the “Outside Date”).Notwithstanding the above Seller shall not be entitled to terminate this Agreement if it fails to satisfy the Release Event 2 conditions described in Exhibit G provided that Buyer has fulfilled its obligations to make payment associated with any completion of Release Event 1.  Buyer shall, however, be entitled to terminate this Agreement if Seller fails to timely satisfy the Release Event 2 conditions and if it so exercises its option to terminate then the deal shall be “unwound,” meaning that each Party shall return to the other their respective consideration (e.g. Seller shall return all monies to Buyer (excluding the $10,000 Deposit described in 2.1.1)and Buyer shall return the Equity Interests in the Project Company, together with all RealEstateContracts, approvals, etc., to Seller).

Once Seller transfers to Buyer the Equity Interests in Project Company (see 3.1.2.1), despite any language to the contrary but subject to the prior paragraph of this subsection (d), this Agreement may not be terminated other than by the Parties’ mutual written agreement. After the date of that transfer, if a Party breaches an obligation under this Agreement, the other Party’s remedies for such breach shall be those described in this Agreement other than termination.

8.2

Effect of Termination.  In the event of a termination of this Agreement as provided in Section 8.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of any Party, except that (a) the provisions of this Section 8.2 and Article 9 shall continue to apply following any such termination, and (b) each Party shall continue to be liable for any willful and material breach by such Party of its representations, warranties or covenants contained in this Agreement occurring prior to such termination.

ARTICLE 9

MISCELLANEOUS

9.1

Notices.  Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile or other electronic transmission (and, if by facsimile, also by email), hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below:

(a)

If to Seller, at:

White Horse Energy, LLC

418 West 3700 North

Provo, Utah 84604
Attention:  Timothy Bridgewater, Managing Partner
Facsimile: 801-521-3079
Email: Tim@whitehorseenergy.com

With a copy to (which shall not constitute notice to):

Stirling Adams, Attn: Counsel for White Horse Energy

861 N 1100 E,Orem, UT 84097

Phone: 801-369-1168, stirlingadams@gmail.com

(b)

If to Buyer, at:

BLUE EARTH, INC.
2298 Horizon Ridge Parkway

Suite 205, Henderson

NV 89052
Attention:  Johnny R. Thomas, President
Facsimile: 702-263-1823
jthomas@blueearthinc.com

With a copy (which shall not constitute notice) to:

Romero Park P.S.

16935 W. Bernardo Dr., Suite 260

San Diego, California 92127

Attn: H. Troy Romero

Phone:  (858) 592-0065

Fax: (425) 450-0728

Email: tromero@romeropark.com

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.  Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; and (iii) when received, if sent by courier, facsimile or other electronic transmission, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time.  In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

9.2

Entire Agreement; Amendments.  This Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof, including but not limited any prior term sheets or letters of intent.  Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the Party to be charged.  This Agreement may be amended or modified only by a written instrument executed by the Parties.

9.3

Successors and Assigns.  This Agreement and the other Transaction Documents shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns.  Neither this Agreement, nor any other Transaction Document, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of the other Party; provided that Buyer and its permitted assigns may at any time after Closing, without the prior written consent of the other Party:  (a) assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates or to any subsequent purchaser of Buyer, Project Company or of substantially all of the Buyer’s or Project Company’s assets and (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, Project Company, the Project or any of its Subsidiaries (“Lenders”), such permitted assign and/or any of their Affiliates. Except with respect to the assignment permitted under clause (b) of this Section 9.3, no assignment by either Party of this Agreement for any purpose whatsoever shall be valid until all obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other Party.

9.4

Project Financing.  In connection with any debt or equity financing or refinancing related to the Project undertaken by Buyer, Seller agrees to enter into an agreement with Lenders under which Seller shall consent to such financing and any related collateral assignment and will agree to other customary and reasonable provisions for the benefit of the Lenders, including, without limitation, reasonable provisions under which the Lenders or their designees (i) may assume or transfer the rights of Project Company and/or Buyer under this Agreement, (ii) shall be entitled to receive copies of certain notices relating to defaults and other similar matters hereunder that Seller might provide to Project Company, (iii) shall have reasonable extended cure periods to cure any defaults by Buyer or Project Company hereunder, (iv) obtain Seller’s agreement to make all payments due to Project Company or Buyer under this Agreement to an account designated by the Lenders or their designees and (v) shall be provided other customary or related benefits or protections as reasonably requested by the Lenders to support such financing.  In addition, Seller shall enter into such amendments to this Agreement as are reasonably requested by the Lenders in connection with the financing provided by such Lenders, provided that any such amendments do not materially reduce the benefits or materially increase the risk of Seller hereunder.

9.5

Currency Matters.  U.S. Dollars shall be the currency of account in the case of all obligations arising under or relating to this Agreement.

9.6

Governing Law.  This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of California, without reference to conflicts of laws rules.

9.7

Arbitration and Venue.  The Parties agree that any Action, dispute or question by or against any Party (or its Affiliates or designees) arising as to the interpretation of any clause of, or the rights and liabilities of the parties under, in any manner relating to, this Agreement and the Transaction Documents associated therewith, if not resolved by negotiation, shall be referred to binding arbitration under the rules and procedures of the American Arbitration Association relating to the selection of arbitrators for the determination of issues. This agreement to arbitrate is supported by adequate consideration, receipt of which is acknowledged. The decision of the arbitrator will be binding, final and conclusive on the parties, and judgment on the arbitrator’s decision may be entered in any court having jurisdiction thereof. This agreement to arbitrate is binding upon the respective successors, heirs, legal representatives, assigns and transferees of the parties. The arbitrator may, sua sponte or upon the written request of a party, issue written directions as to the scope and timetable for discovery. In the event that the arbitrator should determine that the matter(s) in dispute may be resolved by a review of a written record, and that a hearing is not necessary, each party waives the right to a hearing. The arbitrator shall be charged to render a written opinion reciting the facts as determined and the applicable law as applied. Except to the extent limited under the Agreement, the arbitrator may award injunctive and other equitable relief, as well as an award of monetary damages. No claim of fraud, duress or other basis for revocation of contract made with respect to this Agreement shall limit or preclude the enforcement of this Agreement to arbitrate except as such fraud, duress or other basis for revocation shall arise with particularity to this agreement to arbitrate.  The prevailing party in any dispute shall be awarded by the arbitrator its reasonable attorney’s fees and costs.

9.8

Expenses.  Regardless of whether the transactions contemplated by this Agreement are consummated, each Party shall bear responsibility for its own costs and expenses in connection with the Transaction Documents and the transactions contemplated hereby or thereby, including the fees and expenses of its legal counsel and other consultants and advisors in connection with any Transaction Document, except as may be otherwise provided therein, provided that all such costs and expenses of Project Company shall be borne by Seller. Seller shall be responsible for any and all development costs in connection with the Project prior to Closing.

9.9

Confidential Information.  From and after the Agreement Date, Seller will hold, and will cause their respective Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to Project Company and the Project (“Confidential Information”), provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Law or judicial process (provided that if permitted by Law, each Party agrees to give the other Party prior notice of such disclosure in sufficient time to permit such other Party to obtain a protective order should they so determine), (b) in connection with any litigation among the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under the Transaction Documents, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates).  In the event this Agreement is terminated under Section 8.1, upon the request of any Party, the other Party will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by such other Party in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such documents and information or its Representatives.

9.10

Public Statements.  Seller shall not (and shall cause its Affiliates and Representatives not to) release any public statement regarding the transactions contemplated hereunder without the other Buyer’s prior written consent.

9.11

Joint Effort.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.

9.12

Captions.  The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

9.13

Severability.  The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

9.14

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

9.15

Third Parties.  Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

9.16

No Waiver.  Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

9.17

Delivery by Facsimile or PDF.  This Agreement, and any amendments hereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to the other Party.  No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the Agreement Time.

SELLER:
WHITE HORSE ENERGY, LLC

By: /s/ Steve Brown
Name: Steve Brown
Title: Manager

BUYER:
BLUE EARTH, INC.

By: /s/ Johnny Thomas
Name: Dr. Johnny Thomas
Title: President